EXHIBIT 99.2

Contact:
Warren J. Reardon, III
President
315-429-3131


                              DANIEL GREEN COMPANY
                                    ANNOUNCES
                       AGREEMENT WITH RIEDMAN CORPORATION


     The Daniel Green Company announced today that it received a substantial infusion of capital. Riedman Corporation, a Rochester, New York based insurance broker, purchased 475,000 newly issued common shares for $1,500,000 which together with shares previously owned by Riedman increased its percentage ownership in the Company to just over 33%.

     As part of this agreement, Riedman Corporation named three of the Company's nine directors. The new directors are Steven DePerrior, Principal of William M. Mercer, Inc., and Gregory Harden, President, Harden Furniture. Additionally, James Riedman, a director of the Company since 1993 will assume the positions of Chairman and Chief Executive Officer. Warren Reardon will retain the responsibility for the company's operations and will be President and Chief Operating Officer.

     Commenting on this investment, Mr. Reardon stated "This is a very positive vote of confidence in the Company by Riedman Corporation, which has been a stockholder and whose President has been a member of the Board of Directors for several years. With this infusion of equity capital, the Company's balance sheet will be considerable stronger as we move into the second half of the year. His influence in the Company will be an added benefit. I am pleased to see his confidence through this investment action".